Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 159416 on Form S-8 of CenterState Banks, Inc. of our report dated October 1, 2010, with respect to the statement of assets acquired and liabilities assumed by CenterState Bank of Florida, N.A. (a wholly owned subsidiary of CenterState Banks, Inc.) pursuant to the Purchase and Assumption Agreement dated July 16, 2010, as amended, appearing in this Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

October 1, 2010